                                                                    EXHIBIT (b)

                                                                 April 29, 1999

AMSTED Industries Incorporated
44th Floor--Boulevard Towers South
205 North Michigan Avenue
Chicago, Illinois 60601
Attention: Mr. Gary B. Montgomery
Vice President and CFO

                $900,000,000 Senior Unsecured Credit Facilities

                               COMMITMENT LETTER

Dear Gary:

   Thank you again for giving us a chance to discuss Project Victor with you over the last few weeks.

   You have advised us that AMSTED Industries Incorporated ("AMSTED" or the "Company"), a Delaware corporation, desires to establish $900,000,000 of senior unsecured credit facilities (as further described herein, the "Facilities"), the proceeds of which would be used (i) to finance the acquisition (the "Acquisition") of Victor Corporation (the "Acquired Business"), (ii) to refinance (the "Refinancing") all indebtedness outstanding under the Credit Agreement dated as of July 1, 1997 (the "Existing Credit Agreement"), among the Company, The First National Bank of Chicago and certain other lenders, and the Company's existing senior unsecured private placement debt, (iii) to provide working capital from time to time for the Company and its subsidiaries; and (iv) for other general corporate purposes. You have asked Salomon Smith Barney Inc. ("SSB") to act as advisor, lead arranger and book manager and Citibank, N.A. ("Citibank") to act as Administrative Agent with respect to the Facilities.

   Subject to the terms and conditions described in this letter, in the attached Fee Letter and the attached Summary of Terms and Conditions (the "Term Sheet") (collectively, the "Commitment Letter"), SSB and certain of its affiliates as it deems appropriate (collectively, "Citigroup") is pleased to inform you of its commitment to provide $900,000,000 of the Facilities.

 Conditions Precedent

   The commitment of Citigroup hereunder is subject to: (i) the preparation, execution and delivery of definitive loan documentation, including a credit agreement incorporating substantially the terms and conditions outlined in this Commitment Letter and otherwise satisfactory to us and our counsel; (ii) the absence of (A) a material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Company and its subsidiaries, including the Acquired Business, taken as a whole, since 1998, or (B) any change in loan syndication, financial or capital market conditions generally that, in SSB's judgment, could be reasonably expected to materially impair completion of a Successful Syndication (as defined in the section captioned "Syndication" below) of the Facilities; (iii) the accuracy and completeness in all material respects of all representations that you make to us and all information (in the case of the Acquired Business, to the Company's knowledge) that you furnish to us (taken as a whole) and your compliance with the terms of this Commitment Letter; (iv) the payment in full of all fees, expenses and other amounts payable under this Commitment Letter;
(v) a purchase price for the Acquired Business not to exceed the amount set forth on Schedule 1 hereto and pro forma total debt to EBITDA not to exceed 3.25x at closing; (vi) nothing shall have come to the attention of Citigroup that is inconsistent in any material respect with the Pre-Commitment Information (as defined below) that could be reasonably expected to have a material adverse effect on the Company and its subsidiaries assuming consummation of the Acquisition (taken as a whole); and (vii) a closing of the Facilities on or prior to July 31, 1999.

 Commitment Termination

   Citigroup's commitment set forth in this Commitment Letter will terminate on July 31, 1999, unless (i) the Facilities close on or before such date, or
(ii) prior to July 31, 1999 and in no event earlier than 10 days prior to July 31, 1999, the Company requests that SSB and Citibank extend Citigroup's commitment for an additional 30 days. Such request for commitment extension shall not be unreasonably withheld. Prior to such date, this Commitment Letter may be terminated as provided in the last paragraph of the immediately following section captioned "Syndication".

 Syndication

   Citibank reserves the right, prior to or after the execution of definitive documentation with respect to the Facilities, to syndicate all or a portion of its commitment to one or more other financial institutions that will become parties to such definitive documentation pursuant to a syndication to be managed by SSB (the financial institutions becoming parties to such definitive documentation being collectively referred to herein the "Lenders"). You understand that SSB intends to commence syndication efforts promptly after AMSTED publicly announces the Acquisition, and that it may elect to appoint one or more syndication agents (which may include Citibank) to direct the syndication efforts on its behalf.

   SSB will act as the lead arranger and book manager with respect to the Facilities and will manage all aspects of the syndication in consultation with you, including the timing of all offers to potential Lenders, the acceptance of commitments, and the determination of the amounts offered and the compensation provided.

   You agree to take all action as SSB may reasonably request to assist it and you in forming a syndicate acceptable to SSB and you. Your assistance in forming such syndicate shall include but will not be limited to: (i) making senior management and representatives of the Company available to participate in information meetings with potential Lenders at such times and places as SSB may reasonably request; (ii) using your reasonable efforts to ensure that the syndication efforts benefit from your bank relationships; and (iii) providing SSB with all information reasonably deemed necessary by it to successfully complete the syndication.

   To ensure an orderly and effective syndication of the Facilities, you agree that until the completion of a Successful Syndication (as defined below) or expiration of this commitment letter, you will not, and will not permit any of your subsidiaries to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security (including any renewals of any such security but excluding working capital, debt under existing facilities and other debt having an outstanding principal amount not in excess of $50 million), without the prior written consent of SSB.

   You agree that Citibank will act as the sole Administrative Agent for the Facilities and that SSB will act as sole lead arranger and book manager and that no additional agents, co-agents or arrangers will be appointed, or other titles conferred, without the consent of SSB and Citibank.

   Provided that the aggregate amount of the Facilities remains unchanged, SSB reserves the right at any time, after consultation with you, to change any or all of the terms, structure, tenor, or pricing of the Facilities if SSB determines that such changes are advisable in SSB's judgment, to ensure that the Facilities are successfully syndicated such that, as a result of such syndication, the commitment of Citigroup is reduced to $100 million in a syndication to prospective Lenders (herein defined as a "Successful Syndication"). Citigroup's commitment is subject to this paragraph.

 Fees

   In addition to the fees described in Annex I, you agree to pay the fees set forth in that certain letter of even date herewith (the "Fee Letter"). The terms of the Fee Letter are an integral part of Citigroup's commitment hereunder, and constitute part of this Commitment Letter for all purposes hereof. Each of the fees described in the Fee Letter shall be nonrefundable when paid.

 Indemnification

   You agree to indemnify and hold harmless SSB, Citibank, Citigroup, each Lender and each of their affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Commitment Letter or the loan documentation or the transactions contemplated hereby or thereby, or any use made or proposed to be made with the proceeds of the Facilities, whether or not such investigation, litigation or proceeding is brought by the Company, any of its shareholders or creditors, any Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's breach of contract, gross negligence or willful misconduct.

   You agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any of its shareholders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's breach of contract, gross negligence or willful misconduct.

 Costs and Expenses

   In further consideration of the commitment of Citigroup hereunder, and recognizing that in connection herewith Citigroup is incurring substantial costs and expenses (including, without limitation, fees and disbursements of counsel and its syndication agents, filing and recording fees and due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, messenger, appraisal, audit, insurance and consultant costs and expenses), you hereby agree to pay, or reimburse Citigroup on demand for, all such reasonable costs and expenses (whether incurred before or after the date hereof), regardless of whether any of the transactions contemplated hereby are consummated. You also agree to pay all reasonable costs and expenses of Citigroup (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.

 Confidentiality

   By accepting delivery of this Commitment Letter, you agree that this Commitment Letter is for your confidential use only and that neither its existence nor the terms hereof will be disclosed by you to any person other than your officers, directors, employees, accountants, attorneys and other advisors, and than only on a "need to know" basis in connection with the transactions contemplated hereby and on a confidential basis. Notwithstanding the foregoing, following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter to us as provided below, (i) you may make public disclosure of the existence and amount of Citigroup's commitment hereunder and of Citibank's identity as Administrative Agent, (ii) you may file a copy of this Commitment Letter (other than the Fee Letter) in any public record in which it is required by law to be filed and
(iii) you may make such other public disclosures of the terms and conditions hereof as you are required by law, in the opinion of your counsel, to make.

 Representations and Warranties of the Company

   You represent and warrant that (i) all information (in the case of the Acquired Business, to the Company's knowledge) that has been or will hereafter be made available to Citigroup, any Lender or any potential Lender by you or any of your representatives in connection with the transaction contemplated hereby (when taken as a whole) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (ii) all financial projections that have been or will be prepared by you and made available to Citigroup, SSB, any Lender or any potential Lender have been or will be prepared in good faith based upon reasonable assumptions at the time made and at the time the related projections were made available to Citigroup. During the period prior to termination of this Commitment Letter, you agree to supplement the information and projections from time to time so that the representations and warranties contained in this paragraph remain correct.

   In issuing this undertaking, Citigroup is relying on the accuracy of the information furnished to it by or on behalf of the Company and its subsidiaries (the "Pre-Commitment Information") without independent verification thereof.

 Assignments

   The Company may not assign this Commitment Letter or Citigroup's commitment hereunder without Citicorp's prior written consent, and any attempted assignment without such consent shall be void.

 No Third Party Reliance, Etc.

   The agreements of Citigroup hereunder and of any Lender that issues a commitment to provide financing under the Facilities are made solely for the benefit of the Company and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear herein or in Annex I or in the Fee Letter are subject to mutual agreement of the parties. The terms and conditions of this undertaking may be modified only in writing. This letter is not intended to create a fiduciary relationship among the parties hereto.

 Governing Law, Etc.

   This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect thereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of a manually executed counterpart of this Commitment Letter. Your obligations under the paragraphs captioned "Fees", "Indemnification", "Costs and Expenses", "Confidentiality" and "Representations and Warranties" shall survive the expiration or termination of this Commitment Letter whether or not the definitive documents shall be executed and delivered.

 Waiver of Jury Trial

   Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of Citigroup or SSB in the negotiation, performance or enforcement hereof.

   Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them to Eileen Ogimachi, Managing Director, Citibank, N.A., 399 Park Avenue, 11th Floor, New York, New York 10043 (fax: (212) 793-3963) at or before 5 p.m. (New York City time) on June 1, 1999, the time at which the commitment of Citigroup set forth above (if not so accepted prior thereto) will expire. If you elect to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.

                                          Very truly yours,
                                          Salomon Smith Barney Inc.

                                                 /s/ Douglas Greeff
                                          By: _________________________________
                                                 Title: Attorney in Fact

                                          Citibank, N.A.

                                                 /s/ Eileen Ogimachi
                                          By: _________________________________
                                                 Title: Attorney in Fact

                                          Salomon Brothers Holding Company
                                           Inc.

                                                 /s/ Douglas Greeff
                                          By: _________________________________

                                                 Title: Attorney in Fact

ACCEPTED AND AGREED
this 18th day of May, 1999:

Amsted Industries Incorporated

  /s/ Gary B. Montgomery
By: _________________________________
Title: Vice President and
  Chief Financial Officer